Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2015 SECOND QUARTER

First Mid Announces:

•	Celebration of 150th Anniversary

•	Record Quarterly Earnings & Continued Strong Asset Quality

•	NASDAQ Opening Bell Ceremony & Completion of Capital Raise

•	Community Banking & SBA Lending Awards

During the second quarter of 2015, First Mid celebrated a significant milestone. In April 2015, First Mid-Illinois Bank and Trust, N.A. celebrated its 150 year anniversary of the date that the bank was first chartered in April 1865. First Mid-Illinois Bank and Trust, N.A. is one of the longest standing nationally-chartered banks in the United States and the oldest in Illinois. The longevity and success of the bank over such a long period of time is a testimony to all the stakeholders who have supported this institution over the years.

With the first half of 2015 completed, I am pleased to report that the financial results for First Mid-Illinois Bancshares, Inc. were solid with growth in earnings and earnings per share, continued strong asset quality ratios, an increase in tangible book value per share, and higher regulatory capital ratios. Net income for the first six months of 2015 was $8,195,000 compared to $7,636,000 for the same period last year. Diluted earnings per share were $.97 per share for the first six months of 2015 compared to $.91 for the first six months of 2014. For the second quarter of 2015, net income was $4,156,000 compared to $4,029,000 for the second quarter of 2014, while diluted earnings per share were $.49 for the second quarter of 2015 compared to $.48 for the same period last year. Net income for the second quarter of 2015 was the highest that we have ever had for a quarter. The quarterly net income resulted from good operating performance aided by one-time recoveries of non-accrual loan interest.

Based upon the strength our performance, the Board of Directors increased the common stock dividend paid for the first half of 2015. Our common stock dividends paid through June 30, 2015 were $.29 per share compared to $.26 for the same period last year.

Year-to-date net income increased due to improvement in several areas including greater net interest income with growth in loans over the past year, reduced provision for loan loss expense, increases in mortgage banking and brokerage revenues, and lower operating expenses. Comparing the second quarter of 2015 to the second quarter of last year, net income increased due to greater net interest income including a higher net interest margin and greater mortgage banking and brokerage revenues.

Year-to-date net interest income totaled $26.0 million compared to $25.4 million for the same period last year while the second quarter of 2015 was $13.3 million compared to $12.8 million for the second quarter of 2014. Loan balances increased over the past year with total loans at $1.06 billion as of June 30, 2015 compared to $1.02 billion last June. The growth in loans has been primarily commercial operating loans across our market area. Loan balances at June 30, 2015 were down slightly from year-end as the growth in commercial operating loans has been offset by seasonal paydowns on agricultural operating loans and continued amortization of residential real estate loans. The growth in loans and investments from last June increased the level of earning assets resulting in the increase in net interest income. Our funding mix changed slightly over the past year with a decline in deposits offset by growth in customer repurchase agreements. Deposit balances moved from $1.29 billion on June 30, 2014 to $1.27 billion on June 30, 2015 as we did not replace a $10 million brokered CD and we reduced higher-cost CD balances, while repurchase agreements increased by $22.3 million. Since year-end, deposit balances have decreased by $5.9 million due to a $5 million brokered CD that matured and was not replaced and declines in CD balances.

The combination of lower loan growth than we have experienced the past few years and continued low market rates for investments has reduced earning asset yields and our net interest margin declined slightly during the first six months of 2015. The net interest margin on a tax equivalent basis for the first six months of 2015 was 3.50% compared to 3.53% for the same period last year. The quarterly trend in the net interest margin was positive as the second quarter of 2015 was 3.57% compared to 3.54% for the second quarter of 2014. We recovered approximately $343,000 in interest from non-accrual loans that helped in increasing the margin for the quarter.

Our year-to-date provision for loan losses declined to $408,000 compared to $451,000 for the first six months of 2014 while the provision for the second quarter of 2015 was $143,000 compared to $128,000 for the second quarter of 2014. We have been able to reduce our provision expense as we continue to reduce non-performing assets. Our non-performing loans and other real estate owned were $3.3 million at June 30, 2015 compared to $4.8 million at December 31, 2014 and $5.2 million at June 30, 2014. Year-

to-date net charge-offs remain low although slightly higher than last year. For the first six months of 2015, net charge-offs were $159,000 compared to $19,000 for the same period last year. We continue to have a strong coverage ratio of the allowance for loan losses to the level of non-performing loans of 454% as of June 30, 2015.

Non-interest income for the first six months of 2015 was $9.3 million as compared to $9.5 million for the first six months of 2014 while non-interest income was $4.5 million for the second quarter of 2015 as compared to $5.0 million for the second quarter last year. Last year, the company recognized more gains on the sale of securities and this accounts for the difference. Gains on the sale of securities for the first six months of 2014 were $504,000 higher than the same period this year. Mortgage banking revenues increased by $121,000 from last year as we have seen an increase in originations and were aided by lower mortgage rates early in the year. Insurance commissions were $110,000 higher than last year with greater income from carriers based upon claims experience and increased sales commission revenues. Revenues from the trust and wealth management area were $100,000 higher than the first six months of last year as we had greater brokerage revenue.

We continue to see positives from our cost savings efforts including a branch rationalization initiative that led to two branch closings. Operating expenses for the first six months of 2015 were $22.0 million as compared to $22.2 million for the same period last year. Operating expenses for the second quarter of 2015 were $11.2 million which was essentially the same as the second quarter of last year. Operating expenses were lower even though we recorded $265,000 in acquisition-related costs from the announced 12 branch acquisition from Old National Bank. The primary reason for the decline is a reduction in occupancy expenses. Occupancy expenses decreased by $358,000 due to several factors including the branch closures, reduced lease expenses from moving our insurance operations to another location, and full amortization of leasehold improvements for an existing facility.

We continue to proceed with the integration planning process and the branch acquisition is expected to close in the third quarter of 2015. Our team is focused on ensuring a smooth transition for customers and employees. We sent Welcome Packets to customers to explain the transition and are following-up with personal calls and meetings to ensure all questions are answered. We have also held employee training sessions to review First Mid policies and begin system training. We are excited to have nearly 100 employees join the First Mid team. I am proud of how effectively our team is working through the integration and we look forward to the opportunity to begin serving customers in the Southern Illinois region.

During the second quarter of 2015, the company completed a private placement of its common stock. The company received approximately $29.3 million from the offering and intends to use the proceeds to provide additional capital support for the pending branch acquisition and for general corporate purposes. As a result, each of our four regulatory capital ratios were higher at June 30, 2015 and remain in excess of the regulatory minimums to be considered well-capitalized. Our tangible book value per share also increased and was $17.00 at June 30, 2015 compared to $15.63 at year-end and $13.34 last June. Over the past few years, we have taken steps to increase the visibility of the company, increase the universe of potential investors, and enhance liquidity in our stock. The company also celebrated its one-year anniversary of listing on The NASDAQ Stock Market LLC (“NASDAQ”) by participating in the NASDAQ’s opening bell ceremonies on May 29, 2015. This was a good opportunity to talk about First Mid’s mission, values, and performance on a national level.

During the second quarter, First Mid received recognition that is noteworthy. American Banker Magazine ranked First Mid-Illinois Bank and Trust, N.A. as one of the Top 200 community banks in the United States based upon our financial performance. In addition, First Mid-Illinois Bank and Trust, N.A. was recently named the Community Lender of the Year by the U.S. Small Business Administration’s Illinois District Office for the second consecutive year. Each year the Illinois District Office honors small businesses and small business advocates for their contributions to Illinois’ economy and society. We were honored to receive this award.

In conclusion, I am pleased with our strong financial results and am excited about the opportunities ahead. Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

July 30, 2015

Second Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	June 30,	December 31,	June 30.
	2015	2014	2014
Assets
Cash and cash equivalents	$46,334	$51,730	$57,535
Investment securities	465,896	431,506	439,190
Loans (including loans held for sale)	1,059,103	1,062,406	1,022,251
Less allowance for loan losses	(13,931)	(13,682)	(13,681)
Net loans	1,045,172	1,048,724	1,008,570
Premises and equipment, net	27,208	27,352	27,868
Goodwill and intangibles, net	27,286	27,597	27,915
Other assets	22,224	20,194	21,774
Total assets	$1,634,120	$1,607,103	$1,582,852

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$226,229	$222,116	$226,544
Interest bearing	1,039,970	1,049,961	1,064,353
Total deposits	1,266,199	1,272,077	1,290,897
Repurchase agreements with customers	117,468	121,869	95,159
Other borrowings	25,000	20,000	10,000
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	6,938	7,621	7,552
Total liabilities	1,436,225	1,442,187	1,424,228
Total stockholders’ equity	197,895	164,916	158,624
Total liabilities and stockholders’ equity	$1,634,120	$1,607,103	$1,582,852

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)(unaudited)
	Six months ended
	June 30,
	2015	2014
Balance at beginning of period	$164,916	$149,381
Net income	8,195	7,636
Dividends on preferred stock and common stock	(3,130)	(3,731)
Issuance of preferred and common stock	28,739	1,148
Purchase of treasury stock	(962)	(902)
Deferred compensation and other adjustments	156	10
Changes in accumulated other comprehensive income	(19)	5,082
Balance at end of period	$197,895	$158,624

Second Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$11,724	$11,039	$22,776	$21,851
Interest on investment securities	2,430	2,545	4,791	5,068
Interest on federal funds sold & other deposits	18	16	44	43
Total interest income	14,172	13,600	27,611	26,962
Interest expense:
Interest on deposits	513	583	1,045	1,192
Interest on repurchase agreements with customers	15	10	29	22
Interest on other borrowings	170	66	323	134
Interest on subordinated debt	130	129	258	255
Total interest expense	828	788	1,655	1,603
Net interest income	13,344	12,812	25,956	25,359
Provision for loan losses	143	128	408	451
Net interest income after provision for loan losses	13,201	12,684	25,548	24,908
Non-interest income:
Trust revenues	860	848	1,780	1,781
Brokerage commissions	306	233	584	483
Insurance commissions	474	441	1,109	999
Service charges	1,278	1,353	2,467	2,497
Securities gains, net	1	543	230	734
Mortgage banking revenues	210	158	377	256
ATM / debit card revenue	1,018	1,002	2,024	1,975
Other	390	412	765	746
Total non-interest income	4,537	4,990	9,336	9,471
Non-interest expense:
Salaries and employee benefits	6,297	6,054	12,353	12,107
Net occupancy and equipment expense	1,926	2,114	3,905	4,263
Amortization of intangible assets	156	163	311	325
Legal and professional expense	600	677	1,182	1,239
Other	2,251	2,206	4,283	4,240
Total non-interest expense	11,230	11,214	22,034	22,174
Income before income taxes	6,508	6,460	12,850	12,205
Income taxes	2,352	2,431	4,655	4,569
Net income	$4,156	$4,029	$8,195	$7,636

Per Share Information
Basic earnings per common share	$0.50	$0.49	$1.00	$0.92
Diluted earnings per common share	$0.49	$0.48	$0.97	$0.91
Dividends per common share	$0.29	$0.26	$0.29	$0.26

Second Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As of
	(Unaudited)		(Unaudited)
	June 30,	December 31,	June 30,
	2015	2014	2014
SHARE AND PER COMMON SHARE DATA
Book value per common share	$20.24	$19.55	$18.08
Tangible book value per common share	$17.00	$15.63	$13.34
Common shares outstanding	8,422,018	7,033,318	5,896,331
Market price of stock	$21.95	$18.55	$20.80

REGULATORY CAPITAL RATIOS
Leverage ratio	12.49%	10.52%	10.43%
Total capital to risk-weighted assets	18.31%	15.60%	15.81%
Tier 1 capital to risk-weighted assets	17.13%	14.42%	14.58%
Common equity tier 1 capital to risk weighted assets	13.10%	10.32%	8.11%
Preferred stockholders' equity	$27,400,000	$27,400,000	$52,030,000
Common stockholders' equity	$170,495,000	$137,516,000	$106,594,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	454%	301%	283%
Allowance for loan losses to total loans outstanding	1.32%	1.29%	1.34%
Total YTD net charge-offs (recoveries) (1)	$159,000	$196,000	$19,000
Total non-performing loans and other real estate owned	$3,347,000	$4,803,000	$5,229,000

	Three months ended (unaudited)			Six months ended (unaudited)
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
PERFORMANCE RATIOS (1)
Return on average assets (2)	1.02%	1.00%	1.02%	1.01%	0.96%
Return on average common equity (2)	9.79%	9.99%	11.30%	9.89%	10.84%
Net interest margin (3)	3.57%	3.44%	3.54%	3.50%	3.53%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is o fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $1.6 billion community-focused organization that provides financial services through a network of 35 banking centers in 23 communities. Our talented team is comprised of over 400 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K and the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com